Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2014 second quarter financial results.  The Company generated net sales of $81.9 million for the quarter ended June 30, 2014 compared to net sales of $80.1 million for the quarter ended June 30, 2013.  Net sales in the Company’s North American market increased on a year-over-year basis by $1.1 million (2 percent) to $63.1 million for the quarter ended June 30, 2014.  Net sales in the Company’s international markets increased 4%  to $18.8 million for the quarter ended June 30, 2014.  The Company experienced a net loss $2.9 million for the quarter ended June 30, 2014.  For the quarter ended June 30, 2013, the Company’s net loss was $5.3 million.  The Company generated Adjusted EBITDA of $19.7 million for the quarter ended June 30, 2014 compared to Adjusted EBITDA of $16.3 million for the comparable period in 2013.  The increase in year over year Adjusted EBITDA is principally due to higher volume and lower advertising and promotional expenditures.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico, China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent, Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated March 19, 2014.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash	$10,780	$21,253
Accounts receivable, net	81,276	60,324
Inventories	41,976	34,043
Receivable from Parent	765	—
Other current assets	10,804	11,676
Total current assets	145,601	127,296

Property, plant and equipment, net	26,250	28,936
Goodwill	360,751	358,826
Intangible assets, net	295,788	313,470
Deferred financing costs and other assets, net	2,777	3,719
Investment in affiliate	10,000	—
Total assets	$841,167	$832,247

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	27,113	6,989
Accrued expenses and other current liabilities	28,793	24,594
Income taxes payable	1,984	—
Due to Parent	—	745
Due to Clorox	22	91
Current portion of long-term debt, less discount	24	71
Total current liabilities	57,936	32,490

Long-term debt, less discount and current portion	544,478	553,511
Other liability	2,500	2,500
Deferred income taxes	83,594	89,610
Total liabilities	688,508	678,111

Shareholder’s Equity:
Additional paid-in capital	261,217	261,040
Accumulated deficit	(101,768)	(98,955)
Accumulated other comprehensive (loss)	(6,790)	(7,949)
Total shareholder’s equity	152,659	154,136
Total liabilities and shareholder’s equity	$841,167	$832,247

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Three months ended June 30
	2014	2013

Net sales	$81,896	$80,075
Cost of products sold	44,610	42,339

Gross profit	37,286	37,736

Operating expenses:
Selling and administrative expenses	11,031	9,745
Advertising costs	8,695	14,147
Research and development costs	626	575
Amortization of acquired intangible assets	9,133	9,176
Total operating expenses	29,485	33,643
Operating profit	7,801	4,093
Interest expense	11,881	12,021
Other expense (income), net	66	403

Net loss	(4,146)	(8,331)
Benefit for income taxes	(1,258)	(3,045)
Net loss	$(2,888)	$(5,286)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(2,814)	$(5,792)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,861	23,775
Share-based compensation	177	142
Deferred income taxes	(6,012)	(6,752)
Other	2	—
Cash effect of changes in:
Accounts receivable, net	(20,488)	(8,824)
Inventories	(7,416)	148
Prepaid Taxes	—	137
Receivable from Parent	(1,460)	—
Other current assets	(1,344)	709
Income taxes payable	4,023	—
Accounts payable and accrued liabilities	23,581	(2,259)
Due Clorox	(69)	(134)
Other	569	(1,066)
Net cash provided by (used in) operating activities	12,610	84

Cash flows from investing activities:
Capital expenditures	(711)	(1,750)
Acquisition, net	(1,892)	—
Investment in affiliate	(10,000)	—
Net cash used in investing activities	(12,603)	(1,750)

Cash flows from financing activities:
Borrowings under revolver	5,000	23,000
Payments on revolver	(5,000)	(21,000)
Principle payments on term loan and other	(10,500)	(1,500)
Payment on advance from Parent	(50)	(50)
Net cash used in financing activities	(10,550)	450

Effect of exchange rate changes on cash	70	(94)
Net increase (decrease) in cash	(10,473)	(1,310)
Cash at beginning of period	21,253	4,206
Cash at end of period	$10,780	$2,896

Supplemental cash flow disclosures:
Cash paid for interest	$21,754	$21,922
Cash paid for income taxes	$2,364	$3,105

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

(in $ thousands)

	Three Months Ended
	June 30,	June 30,
	2014	2013
Adjusted EBITDA Reconciliation:
Net earnings (loss)	$(2,888)	$(5,286)
Interest expense	11,881	12,021
Provision (benefit) for income taxes	(1,086)	(2,999)
Depreciation and amortization expense	10,837	10,900
EBITDA	18,743	14,636
Share based compensation (1)	150	77
Loss from Unrestricted Subsidiary	(205)	174
Transition Services Agreement (2)	—	—
Total acquisition related charges (3)	277	728
Workforce retention and other transitional charges (4)	202	198
Sponsor monitoring fees (5)	250	281
Non-cash write-off of assets (6)	—	230
Enterprise Resource Planning implementation (7)	322	(47)
Adjusted EBITDA	$19,740	$16,277

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below. Of the aggregate adjustments to EBITDA of $1,201in the quarter ended June 30, 2014, $144 reduced the Company’s Cost of Goods Sold expenses and $1,057 was included in Selling and Administrative Expenses.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P..

(6)                                 Reflects amounts for non-cash benefit of indemnity from Clorox

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.